Exhibit 10.3

Asset Purchase Agreement

Parties

Assets Transfer party: Jinan Hualutong Technology Co., Ltd.

(Hereinafter referred Party A)

Address:  Unit 306, No. 3 Buiding, No.39 Huayuanzhuang East Road, Jinan, Shandong, China.

Legal Representative (Or Authorized Person): Mr. Lv Baosen

Tel: 0086-531-86962608	Fax: 0086-531-88366628
Zip Code: 05000

Assets of the transferee: ANV Security Technology (China) Co., Ltd.

(Hereinafter referred Party B)

Address: Address: 8th Floor, R/D Building B, Tsinghua High-Tech Park, Hi-Tech & Industrial Estate, Nanshan District, Shenzhen, 518035, China
Legal Representative: Mr. Zhaohui Zeng (Chairman)

Tel: 0086-755-8665-6426	Fax: 0086-755-8665-6436

In view of

Article No.1: The nature of the party A is a private limited liability company. Registered capital of One million RMB, the main business is Electronic Security Equipment and related software development, Sales and marketing in Jinan City, Shandong Province. Party A is willing under the conditions of this contract of transfer to Party B its business and assets, continue to be responsible of daily operation and management of existing business. Party B agreed to continue with the original team of Party A under the name of the sales department of ANV Security Technology (China) Co., Ltd. Shandong Branch offices and conduct independent accounting.

Article No.2: The nature of party B was incorporated in Shenzhen, China and foreign-owned enterprises. Registered capital of 50 million RMB Its parent company ANV SECURITY GROUP INC. registered in Nevada USA as a limited liability company and already at OTCBB stock market in United States. Main business are operating a global intelligent network services and network video alarm video alarm monitoring equipment, R & D, processing, marketing and international trade. Party B is willing transferee in accordance with the conditions of the contract, the assets of enterprises and personnel of Party A. Transferee of the assets and personnel will be transferred to Party B under the name of the operation and management

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Article No.3: Both parties A and B with the spirit of fair reciprocity, the principle of good faith, the transfer of Party A to Party B all the assets of enterprises (hereinafter referred to as Party A assets) and personnel matters, by consensus, following are the conclusion of the contract.

Contract Text

Article No.1: Party A Terms of assets

Party A, Assets include the following

1, Ownership of fixed assets

Party A, Leased office space and all the machines, equipment, facilities (including equipment, all party files data and information, spare parts and office supplies, tools, etc)

2, Ownership of intangible assets

Party A, and its all the products registered trademarks, trademark registration No.
Party A and its all the software copyrights and patents.

3, Stock goods

Party A has paid the price of warehouse or workshop's all raw materials, Semi-finished, finished products & samples.

(See Party A asset evaluation report of December31, 2010.)

Article No.2: Terms of credit and debt

Party A before this contract debts and any claims or liabilities ( Including wages of workers, social insurance, taxes, rent, utilities, telephone charges, equipment, bank loans, personal loans, receivable payments, payable payments, etc.; external guarantee, commitment, etc) Not within the contract of transfer of assets and it will be handled by the Party A itself.

Article No.3: Transfer price, Payment terms and profit against Valuation Adjustment Mechanism（VAM）

1, Two sides tentatively agreed the total assets prices are now 2.3 million RMB. This price includes all the transfer charges to Party A asset price and the transfer of assets occurred due to the tax and related charges. The prices listed by the United States accounting audit firm appointed by the U.S. price, whichever is the actual assessment, asset evaluation report provided by Party A only when the two sides signed the agreement, not as a basis for the final pricing

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2, Party B shares of listed companies by its parent company by $ 0.50 per share, one-time discount price of 2 million shares will be paid to party A ( subject to final pricing of audit reports) as a transfer price, After completion of the transition to Party B, Party B will transfer the shares to designated share holder of Party A  with in 30 days. But bet against the stock up the conditions attached

3, If the two sides agreed the time March 1, 2011 (Tentative) inventory delivered to the Party B's total assets amounted to less than 2.3 million RMB- Party B according to the actual value of the assets listed on the stock exchange to make payments., However, the actual payment of the balance of the agreement can not be less than 35% of assets, Otherwise, Party A agrees to the fill the difference in cash. If Party A fails to filled the balance within the stipulated time Party B shall have the right to give the final acquisition, Party B does not thereby breach contract.

Article No. 4: Performance terms (terms of delivery of assets)
1, after the signing of this contract, both parties under the annex to the contract for asset inventory and asset details of Party A inventory should be completed within 30 days to the closing time for the contract, March 1, 2011 at 5 PM.
2, after the signing of this contract, Party A promised within 30 days responsible for party B, the registration of assets, change of ownership, including registration of change of fixed assets, intangible assets, change of registration, inventory allocation procedures.
3, Party B is responsible of all the fees for the procedures for the transfer of ownership.
4, Until the date of signing the ownership contract change of registration date of completion of the transition period, Party A assets should be properly managed in good faith, without any act detrimental to party A assets.
5, After the change in the transition period and party A shall ensure the company funds, (In addition to the acquired assets) to maintain the normal operation of the company, out of the acquired assets other than cash portion of the temporarily as a shareholder loan (interest) from Party A, When the Exchange to bet period is over, both sides will be clear.

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Article No. 5: Representations and warranties

1, Representations and Warranties of Party A

1, Party A ensure the details list of assets and quality of the listed assets of Party A, duration of use, Performance of the real situation, etc. Ensure that stock merchandise sold on the market's best-selling products at any time. If the stock delivered by Party A to Party B after the delivery of goods on the market that has been scrapped out of the products or raw materials, semi-finished products Party B has the right to party A based on the actual number of shareholders to claim, the claim fails, by Party B has the right to unilaterally reduce the American Bar ZAP shares directly, the Party A has no objection to this.

2, Party A to ensure the transfer of the assets of the above undisputed ownership, Unsecured no seizure and the Party A has complete property rights And the Party A has complete property rights all of the assets, In the event resulting property rights or purchase disputes. Party A responsible for handling and Party B caused by the burden of this loss.

3, Matters relating to transfer of assets of Party A, Party A has obtained approval from relevant government departments. Party A business meeting of shareholders, the Board has made a resolution consenting the transfer the assets of Party A.

4, Party A the representations and warranties in the delivery of assets within 2 years from the effective date.

5, Party A and Party B's assets to complete the transfer formalities and should immediately apply for the commercial and tax write-off procedures and with in 3 months complete the write-off procedures and submit the documents for the record of Party B.

6, After the transfer of assets in the process of formalities Party A shall not use the name of party A to engage in any business activities. The main shareholder of Party A to Party B must be actively involved in business activities and submit to Party B which the unified management of the Department of positive completion of the project's profit targets in 2011.

7, After the transfer of assets in the process of formalities, Party A, technical and operational staff should not leave the company in any way. Otherwise, Party B may give up the acquisition activities unconditionally.

8, Party A commitment, Party B is responsible for management and managing the acquisition of ANV Security Technology (China) Co., Ltd. Shandong Branch Offices. Year 2011 net profit should be more than 1.5 million RMB, If can not reach the amount, Shareholders should be unconditional in accordance with the following formula to recalculate the number of shares held by party A. Returned in accordance with a certain percentage of its holdings of Party B shares, but not pay the agreed terms of this Agreement 8.1 penalty.

Party A after the end of the bet against the stock the actual number of shares can get (S) as:

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S = 2 million shares × (N/1.5 million) , N is the actual net profit in 2011.

If the party A completed more than 1.5 million RMB net profit, over part of the profit appraisal in accordance with the Group Award Standards, the number of shares unchanged.

2, Representations and Warranties of Party B
(1) Party B shall guarantee the integrity of the contract in accordance with the obligations

(2) Party B guarantees the transferee of assets shares of listed companies from legitimate sources.

Article No. 6:
For the transfer of assets, Party A & B both parties shall get all the commercial paper of the other side, data and other information, the two sides have confidentiality obligations, in addition to the mandatory provisions of law shall not be disclosed to any third party.

Article No. 7: Placement of employees
Upon completion of this asset acquisitions Party B is responsible for placement of the current labor contract which has been signed with formal staff and continue to perform employment duties and obligations under the contract.

Article No. 8: Breach of contract
After the commencement of this contract, both parties should be good faith compliance, If any party breaches the contract, Shall be responsible for breach.
1, If Party A can not be legally transferred assets in the agreed period of party A reasons not related to the legitimate assets and certificate completed, Party A will pay the10% of total transfer price of assets for breaching the contract.
2, Party B shall ensure the timely payment of the agreed contract period stipulated in shares of listed companies, If not paid on time, Party B will pay according to the amount of 10% for the loss of Party A.

Article No. 9: Annex to the contract

This contract has three sets of Annex, this attachment is an integral part of this contract also a prerequisite for enter in to this contract.

Attachment includes:

1, After the approval issued by the relevant government departments Party A agrees the transfer of assets.

2, Party A detailed list of assets.

3, Party A shareholders, the Board of directors agreed that the transfer of Party A resolution of transfer the assets.

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Article No.10: Disputed Resolution

If there is any dispute performance of this contract, two sides negotiated the settlement and any party may apply to the Shenzhen Municipal People's Court.

Article No.10: Others

1, If need to change outstanding issues and modification issues of this contract, after the consultation and determine the form of a supplementary contract, supplementary contract and this contract has the same effect

2, This contract has four original copies, both parties will keep two copies, four extra copies, one copy for each relevant departments.

Party A: (Stamp)	Party B: (Stamp)

/s/	/s/
Representative: (Signature)	Representative: (Signature)

Date of Sign: 15th Nov 2010

Place of Sign: Shen Zhen, China

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